EXHIBIT 10.17
ASSET PURCHASE AGREEMENT
By and Among

Bonanza Goldfields Corporation (“Seller”)

and

Gunner Gold, LLC (“Buyer”)

Dated July 29, 2013
TABLE OF CONTENTS

i

Exhibit A:  Bill of Sale of Assets

Exhibit B:  List of Assets

Exhibit C: List of Assumed Liabilities

Exhibit D: Confidential Private Placement Memorandum of the Buyer, dated July 29, 2013
(Draft) with Amended and Restated Operating Agreement of the Buyer

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 29th day of July 2013 by and among Gunner Gold, LLC, a Delaware limited liability company (the “Buyer” or “Company”), and Bonanza Goldfields Corporation, a Nevada corporation (the “Seller”), with respect to the following facts:

R E C I T A L S

A.
Seller is engaged in the business of acquiring and owning precious metal mining claims in the United States, conducting mining operations on those properties, primarily for gold, and producing and selling for profit commercial quantities of gold and other precious metals (the “Business”).

B.	Buyer is a Delaware limited liability company engaged in a business similar to the Seller’s Business.

C.
Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Business and certain of the assets (collectively, the “Acquired Assets”) of Seller in consideration for units of limited liability interests in the Buyer.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1. Purchase and Sale of Assets.

1.1           Sale of Acquired Assets.  Upon the terms, and subject to the conditions set forth in this Agreement being satisfied or waived as provided herein, at the Closing (as defined in Section 4.1 of this Agreement), Seller will sell, transfer, and assign to Buyer and Buyer will purchase and accept from Seller certain of the tangible and intangible assets of the Seller as listed on Exhibit B of this Agreement, presently owned or leased by the Seller, wherever located, including, but not limited to the name “Bonanza Goldfields,” real property, mining claims, federal, state and local mining permits, mining rights, ore processing equipment, engineering data, real property leases, Option to Acquire All Mineral Rights on 768.36 Acres of Railroad Land from Tonaquint, Inc. and other contractual rights as more particularly described in Exhibit B to this Agreement (the “Acquired Assets”), free and clear of all claims, liens, security interests, pledges and encumbrances other than those assumed by Buyer pursuant to this Agreement.  Seller will retain and not sell to Buyer those assets listed under Retained Assets and Retained Liabilities in the second section of Exhibit B to this Agreement (the “Retained Assets”).

1.2           Purchase Price.  Upon the terms and conditions set forth in this Agreement, in consideration for the sale, assignment, and transfer of the Acquired Assets to the Buyer, the Buyer will, upon the Closing (a) issue to Seller 4,000,000 Units of the limited liability interests of the Buyer (the “Units”), as described in the Amended and Restated Operating Agreement attached to the Confidential Private Placement Memorandum, dated July 29, 2013 (the “Memorandum”) of the Buyer, included as Exhibit D of this Agreement, and (b) assume those liabilities to the extent specified in Exhibit C of this Agreement (collectively, the “Purchase Price”).

1.3           Risk of Loss.  Pending the Closing, all risk of loss, damage or destruction to the Acquired Assets will be borne by Seller and the Purchase Price being paid to Seller by Buyer will, in the case of any such loss, damage, or destruction, be adjusted accordingly.  In the event of a significant adjustment, Buyer will have the option to terminate the purchase contemplated under this Agreement.

2. Obligations and Liabilities.

On the Closing Date, neither Buyer nor any of Buyer’s affiliates will assume or be obligated to satisfy or perform any liabilities, obligations or payables of Seller, other than to the extent of those listed on Exhibit C to this Agreement (collectively, the “Assumed Liabilities”).  Buyer will not assume, among other liabilities of Seller, those specific liabilities listed under Retained Assets and Retained Liabilities in the second section of Exhibit B to this Agreement (the “Retained Liabilities”).

3.  Buyer’s Pre-Closing Due Diligence Disclosures to Seller.  Not later than three (3) days prior to Closing, Buyer shall deliver to Seller for its review and consideration the documents and information described below in Sections 3.1 through 3.5 of this Agreement.  If Seller is not satisfied with the information, documents and disclosures therein, Seller may terminate this Agreement upon written notice prior to Closing at its sole discretion.

3.1           Buyer’s Organization Documents.  Buyer shall provide Seller with Buyer’s (a) Articles of Organization and Amended and Restated Operating Agreement, and (b) a certificate of good standing from the State of Delaware.  Seller hereby acknowledges receipt of those documents as well as a Lien, Judgment and Encumbrance Report of the Buyer (the “Buyer Lien Report”), issued in July 2013.  Seller is satisfied with the Buyer’s charter documents and Buyer Lien Report.

3.2           Timeline for Capital Raise.  Buyer shall provide Seller with a timeline for Buyer’s completion of the capital raise covered by Buyer’s Memorandum that has been submitted to Seller as Exhibit D of this Agreement.  Seller is satisfied with the description and timeline set forth in the Memorandum attached hereto as Exhibit D, which has been delivered to the Seller.

3.3           Timeline for the Development of the Acquired Assets.   Buyer shall provide Seller with a timeline for the development of the Acquired Assets as operating mines and Buyer’s business plan/mine development plan.  Seller is satisfied with the description and timeline set forth in the Memorandum attached hereto as Exhibit D, which has been delivered to the Seller.

3.4           List of Other Assets. If Buyer intends to acquire assets other than the Acquired Assets and the proceeds of the Memorandum during 2013 (the “Other Assets”), Buyer shall provide a list of such assets, if any, to Seller.  Seller acknowledges receipt and is satisfied with the disclosure of Other Assets of the Buyer in the Memorandum attached hereto as Exhibit D, which has been delivered to the Seller.

3.5           Use of Proceeds.  Buyer shall provide Seller with an estimated use of proceeds of funds raised under the Memorandum that demonstrates sufficient funds shall be available, if the raise is successful, to pay the Assumed Liabilities.  Seller acknowledges receipt and is satisfied with the disclosure of the estimated use of proceeds of the capital raise covered by the Memorandum attached hereto as Exhibit D and delivered to the Seller.

4. Closing and Further Acts.

4.1           Time and Place of Closing.  Upon satisfaction or waiver of the conditions set forth in Section 7 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Arizona Mine Management, Inc., an affiliate of the Buyer, at 41865 Boardwalk Avenue, Suite 204, Palm Desert, California 92211 at 1:00 p.m. (local time) on the date that the parties may mutually agree in writing, but in no event later than August 31, 2013 (the “Closing Date”).  In the event that the Closing does not occur by July 31, 2013 through no fault or breach of this Agreement by either party, and the Closing Date is not extended by mutual written agreement of the Seller and the Buyer, then either party may terminate this Agreement without further obligation to the other party, except as provided in Section 25 of this Agreement.

4.2           Actions at Closing.                                At the Closing, the following actions will take place:

(a)           Buyer will deliver to Seller a certificate evidencing Buyer’s Units being issued to Seller as the Purchase Price.

(b)           Seller will execute and deliver to Buyer a bill of sale in the form attached to this Agreement as Exhibit A (the “Bill of Sale”), transferring to Buyer title to the Acquired Assets free and clear of all encumbrances, liens or claims, except those that have been disclosed to Buyer in this Agreement or in an exhibit to this Agreement.

(c)           Seller will deliver to Buyer copies of resolutions of the Board of Directors and, if necessary, the majority shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement (including the Bill of Sale) for Seller’s execution, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of Seller as being valid and in full force and effect.

(d)           Buyer will deliver to Seller copies of resolutions of the Manager of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement for Buyer’s execution, if any, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e)           Seller will deliver to the Buyer (i) a good standing certificate (“Good Standing Certificate”) from the Secretary of State of the State of Nevada dated not more than 10 days prior to the date of the Closing, and (ii) a report from the appropriate agency or agencies in the State of Nevada and Arizona showing the existence or absence of all liens, financing statements, mortgages and other encumbrances recorded against any of the Acquired Assets of the Seller, dated not more than five (5) days prior to the date of the Closing (the “Lien Report”).

(f)           Seller will deliver to the Buyer an Assignment of the Option to Acquire Mineral Rights to 768.36 Acres of Railroad Land (the “Railroad Land”) from Tonaquint, Inc., signed by Seller and Tonaquint Inc., in favor of the Buyer.

(g)           Seller will deliver to the Buyer a Grant Deed in recordable form conveying unencumbered title to all mineral rights on the Railroad Land from Tonaquint, Inc., to the Buyer, to be held in trust by Richardson & Associates for the benefit of the parties until the $125,000 of Assumed Liabilities payable by the Buyer to Tonaquint, Inc. for the Railroad Land is paid in full, at which time the Grant Deed will be released by Richardson & Associates to the Buyer for recording on the appropriate public records in the State of Arizona for mineral rights ownership, or returned to the Seller in the event of default by Buyer on the payment of said Assumed Liabilities and issuance of a court order directing that the Grand Deed be returned to Seller.

(h)           Any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and affect the sale, assignment, transfer and delivery of the Acquired Assets to the Buyer, including without limitation Grant Deeds in recordable form to all real property assets included in the Acquired Assets.

4.3           Intentionally Left Blank.

4.4           No Solicitation and Due Diligence.  Seller will not, nor will the Seller encourage, facilitate, solicit, or authorize any of its shareholders, directors, officers, employees, agents or representatives to solicit or enter into any discussion (or continue any discussion) with any third party (including the provision of any information to a third party), or enter into any agreement or understanding of any kind regarding the purchase, sale, lease, assignment, conveyance or other disposition or acquisition of all or any portion of the Acquired Assets for the period commencing on the date first above written and extending until August 31, 2013.  During this period and until the Closing or termination of this Agreement, Seller will fully cooperate with the Buyer and its representatives to enable them to conduct complete due diligence regarding the Acquired Assets.

5.           Representations and Warranties of Seller.

Seller represents and warrants to Buyer as follows:

5.1           Power and Authority; Binding Nature of Agreement.  Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of Seller.

5.2           Intentionally Left Blank.

5.3           Good Standing.  Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and are in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

5.4           Charter Documents and Corporate Records.  Seller has delivered to Buyer complete and correct copies of (i) the articles of incorporation, bylaws and other charter or organizational documents of the Seller, including all amendments thereto, (ii) the stock records of the Seller, and (iii) the minutes and other records of the meetings and other proceedings of the shareholders and directors of the Seller.  Seller is not in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors.  There have been no meetings or other proceedings of the shareholders or directors of Seller that are not fully reflected in the appropriate minute books or other written records of Seller.

5.5           Intentionally Left Blank.

5.6           Financial Statements.  All audited and unaudited financial statements of Seller filed with the Securities and Exchange Commission are prepared in accordance with generally accepted accounting principles consistently applied, and accurately and fairly represent the financial condition and operating results of the Seller as of the dates and for the periods indicated.

5.7           Good Title; No Undisclosed Liabilities.  Seller currently has good and marketable title to the Acquired Assets, free and clear of all claims, liens or encumbrances other than as disclosed in Exhibit C of this Agreement, and when transferred to the Buyer at the Closing pursuant to this Agreement, Buyer will have good and marketable title to the Acquired Assets, free and clear of all claims, liens or encumbrances except as disclosed in Exhibit C of this Agreement.  Seller further represents and warrants to Buyer that the disclosure regarding the Acquired Assets, Business and Assumed Liabilities submitted by it to Buyer pursuant to this Agreement, and the information in the Seller’s public reports filed by it with the Securities and Exchange Commission, are true, accurate and complete in all material respects.  Seller has no material liabilities other than those that have been disclosed by Seller to Buyer in writing.

5.8           Approvals.  No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Seller in connection with the execution, delivery or performance of this Agreement, and the conveyance by Seller to Buyer of the Business and the Acquired Assets.

5.9           Brokers.  Seller has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Seller’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

5.10           Securities Laws Representations and Warranties.  In acquiring the Units from Buyer as part of the Purchase Price for the Acquired Assets, Seller hereby represents and warrants to Buyer as follows:

(a)           The Seller is acquiring the Units for investment purposes, for the Seller’s own account only, with no intention or view to distributing the Units or any participation or interest therein, provided that Buyer acknowledges that Seller may transfer some Units in payment of current or future obligations of Seller in compliance with applicable state and federal securities laws.

(b)           The Seller has received a copy of the Memorandum, has reviewed it carefully, and has had an opportunity to question representatives of the Company and obtain such additional information concerning the Company as the Seller requested.

(c)           The Seller has consulted with its attorneys, accountants and other consultants with sufficient experience in financial and business matters to be capable of utilizing such information to evaluate the merits and risks of the exchange of the Acquired Assets for the Units (the “Exchange”) and to make an informed decision relating thereto.

(d)           The Seller has evaluated the risks of this Exchange, including those risks particularly described in the Memorandum, and has determined that the Exchange is suitable and in the best interests of Seller’s shareholders.  The Seller understands that any projections which may be made in the Memorandum are good faith estimates and may not reflect the actual results of the Company’s operations.

(e)           The Seller understands that the Units are not being registered under the Securities Act of 1933, as amended (the “1933 Act”) on the ground that the issuance thereof is exempt under Section 4(2) of the 1933 Act and Rule 506 of Regulation D promulgated thereunder, and that reliance on such exemption is predicated in part on the truth and accuracy of the Seller’s representations and warranties.

(f)           The Seller understands that the Units are not being registered under the securities laws of any state on the basis that the issuance thereof is exempt as an offer and sale to purchasers in such state meeting certain investor suitability standards with respect to income, net worth, knowledge and sophistication.  The Seller understands that reliance on such exemptions is predicated in part on the truth and accuracy of the Seller’s representations and warranties.  The Seller covenants not to sell, transfer or otherwise dispose of a Unit unless such Unit has been registered under the applicable state securities laws, or an exemption from registration is available.

(g)           The Seller has no need for any liquidity in his investment and is able to bear the economic risk of his investment for an indefinite period of time.  The Seller has been advised and is aware that: (a) there is no public market for the Units and it is not likely that any public market for the Units will develop; (b) it may not be possible to liquidate the investment readily; (c) the Seller must bear the economic risk of its investment in the Units for an indefinite period of time because the Units have not been registered under the 1933 Act and applicable state law or an exemption from such registration may not be available, and transfer of the Units is subject to the restrictions in the Buyer’s Amended and Restated Operating Agreement; (d) a legend as to the restrictions on transferability of the Units referred to herein will be made on the document evidencing the Unit; and (e) a notation in the appropriate records of the Company will be made with respect to any restrictions on transfer of Units.

(h)           The Seller has relied solely upon the Memorandum, exhibits and schedules attached to this Agreement, the Articles of Organization and Amended and Restated Operating Agreement of Buyer, representations and warranties of Buyer in this Agreement, and independent investigations made by it or its purchaser representative with respect to the Units, and no oral or written representations beyond the Memorandum have been made to the Seller or relied upon by the Seller.

5.11           Representations True on Closing Date.  The representations and warranties of Seller set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

6.           Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

6.1           Power and Authority; Binding Nature of Agreement.  Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of the Seller, this Agreement is a valid and binding obligation of Buyer.

6.2           Good Standing.  Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, including mortgage banking licenses.  If necessary, Buyer will file to qualify to transact business in the State of Arizona as soon as practicable after the Closing.

6.3           Approvals.  No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.4           Brokers.  Buyer has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Buyer’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transactions.

6.5           Representations True on Closing Date.  The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

6.6           Capacity to Perform.  Buyer represents and warrants in good faith that it believes that it will have the capacity to fulfill its obligations in this Agreement if it is successful in raising the capital sought by it in the Memorandum.

7.           Conditions to Closing.

7.1           Conditions Precedent to Buyer’s Obligation To Close.  Buyer’s obligation to close the asset purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a)           All state, local and other governmental approvals and all other consents or approvals of any third parties necessary to consummate the transactions contemplated by this Agreement must have been received.

(b)           Seller must have delivered to Buyer a certificate executed by the Secretary of the Seller certifying (i) the names of the officers of Seller authorized to sign this Agreement to which it is a party and all other documents and instruments executed by Seller pursuant hereto, together with the true signatures of such officers; (ii) copies of corporate resolutions adopted by the Board of Directors of Seller authorizing the appropriate officers of Seller to execute and deliver this Agreement and all other agreements, documents and instruments executed by the Seller pursuant hereto and to consummate the transactions contemplated herein; and (iii) copies of corporate resolutions adopted by the shareholders of Seller, if necessary, authorizing the directors and appropriate officers of Seller to execute and deliver this Agreement and all other agreements, documents and instruments executed by the Seller pursuant hereto and to consummate the transactions contemplated herein.

(c)           Seller must have delivered to Buyer the Good Standing Certificate and the Lien Report as required by Section 4.2(e) of this Agreement.

(d)           Buyer must in its sole discretion be satisfied with its full and complete due diligence of Seller, the Acquired Assets, and all other aspects of the transactions contemplated by this Agreement, including but not limited to financial, legal and business affairs of Seller.

(e)           The conveyance of the Acquired Assets to Buyer free and clear of any encumbrance other than those assumed by Buyer under this Agreement, and the effective assignment and acceptance of assignment of all of Seller’s related material contracts to Buyer, including but not limited to the delivery by the Seller to the Buyer of the executed Assignment of the Option to Acquire All Mineral Rights to 768.36 Acres of Railroad Land from Tonaquint, Inc., including a license by Tonaquint, Inc. to allow Buyer to conduct mining operations on the Railroad Land, and related Grant Deed in recordable form.

(f)           Seller must have delivered to the Buyer Grant Deeds in recordable form conveying unencumbered title (except for the Assumed Liabilities) to all real property assets included in the Acquired Assets, including but not limited to the Grant Deed in recordable form to the mineral rights on Railroad Land to be held in trust by Richardson & Associates for the benefit of the parties in accordance with Section 4.2(g) of this Agreement.

(g)           Seller must have delivered to the Buyer an agreement signed by Tonaquint, Inc., which may be included in the Assignment of Option referenced in Section 7.1(f) of this Agreement, specifically permitting the Buyer to conduct mining operations on the Railroad Land commencing on the Closing Date for as long as Buyer is not in default on the $400,000 of Assumed Liabilities payable by it to Tonaquint, Inc., as described in Exhibit C of this Agreement.

(h)           All representations and warranties of Seller made in this Agreement or in any exhibit or schedule hereto delivered by Seller must be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(i)           Seller must have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing Date.

7.2           Conditions Precedent to Seller’s Obligation To Close.  Seller’s obligation to close the asset purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Seller of the following:

(a) Buyer has delivered to Seller a certificate evidencing the Units issued to Seller as the Purchase Price for the Acquired Assets.

(b)           All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(c)           Buyer must have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

7.3           Notice Requirement.  Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement, or any item about which Seller did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties of Seller in Section 5 of this Agreement.  Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement, or any item about which Buyer did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties of Buyer in Section 6 of this Agreement.  No disclosure by any party pursuant to this Section 7.3 will be deemed to amend or supplement the Exhibits or to prevent or cure any misrepresentation or breach of any representation, warranty, or covenant in this Agreement.

8.           Further Assurances and Post Closing Covenants.

Following the Closing, Seller agrees to take such actions and execute, acknowledge and deliver to Buyer such further instruments of assignment, assumptions, conveyance and transfer and take any other action as Buyer may reasonably request in order to more effectively convey, sell, transfer and assign to Buyer all of the Acquired Assets, to confirm the title of Buyer thereto, and to assist Buyer in exercising its rights with respect to the Acquired Assets. In addition, the Seller shall do the following:

8.1           Books and Records.  Seller and Buyer agree that so long as any books, records, and files pertaining to the Business or the Acquired Assets, to the extent they pertain to the operations of Seller prior to the Closing Date, remain in existence and available, each party (at its expense) will have the right, for any reasonable and proper purpose, to inspect and make copies of the same at any time during normal business hours and on reasonable notice.

8.2           Cooperation by Seller.  Seller agrees that it will, after the Closing, use its best efforts to cooperate with Buyer to assist Buyer at Buyer’s expense to (i) access water for the Buyer’s mining operations, and (ii) have full operational control of all mining and processing equipment in the Acquired Assets, and (iii) move the mining and processing equipment to a different location selected by the Buyer, if Buyer makes such a request of Seller.

9. Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for a period of two years after the Closing Date.

10.           Indemnification.

10.1           Indemnification by Seller.  Seller agrees to indemnify, defend and hold harmless Buyer against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ and experts’ fees and costs, incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of Seller or relating to any Acquired Assets, other than those liabilities specifically assumed by the Buyer as expressly provided in Section 2 of this Agreement, any misrepresentation of a material fact or omission to disclose a material fact made by Seller in this Agreement, any exhibits to this Agreement, in any public reports filed by Seller with the Securities and Exchange Commission, or in any other document furnished or to be furnished by Seller under this Agreement, or any breach of, or failure by Seller to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Seller under this Agreement.

10.2           Indemnification by Buyer.  Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ and experts’ fees and costs incurred by Seller arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement, including but not limited to indemnifying Seller for all liabilities specifically assumed by the Buyer under Section 2 of this Agreement, or arising from the  Buyer’s operation of the Business after the Closing, unless caused by the Seller.

10.3           Procedure for Indemnification Claims.

(a)           Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under this Section 10 of the Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in material prejudice to the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim.  Any Notice pursuant to this Section 10.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefrom.

(b)           If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have fifteen (15) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid.  The Indemnifying Parties’ failure to provide such a written response within such fifteen (15) day period shall be deemed to be an acceptance of the Indemnity Claim as valid.  In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties.  To the extent appropriate, payments for indemnifiable damages made pursuant to Section 10 of the Agreement will be treated as adjustments to the Purchase Price.

(c)           In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim.  The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim.  However, the parties controlling the defense of the Underlying Claim shall not settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d)           The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

11.           Injunctive Relief.

11.1           Damages Inadequate.  Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

11.2           Injunctive Relief.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.  In seeking equitable remedies under this Agreement, neither party to this Agreement will be obligated to post a surety or other bond.

12.           Disputes.

Any dispute between the parties that cannot be resolved by good faith negotiations between them may be submitted to the jurisdiction of the federal or state courts of the State of California.  Any state court proceeding shall be brought in the County of Riverside, California, and any federal court proceeding shall be brought in the Central District of the United States District Court in Riverside, California.

13.           Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.  Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14.           Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

15.           Entire and Sole Agreement.

This Agreement and its exhibits and schedules constitute the entire agreement between the parties and supersede all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced.

16.           Governing Law.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of laws provisions.

17.           Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

18.           Attorneys’ Fees and Costs.

In the event that either party must resort to legal action in order to enforce the provisions of this Agreement or to defend such action, the prevailing party will be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such action, or in enforcing this Agreement, including but not limited to post judgment costs.

19.           Assignment.

This Agreement may not be assigned by any party without prior written consent of the other parties.

20.           Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

21.           Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

22.           Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

23.           Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to Buyer:

Gunner Gold, LLC
74-900 Highway 111, Suite 127
Indian Wells, California 92210
Attention: Lantson E. Eldred, Manager
Telephone Number:  (760) 773-4888
Email Address:  leeldred@msn.com

If to Seller:

Bonanza Goldfields Corporation
736 East Braeburn Drive
Phoenix, Arizona 85022
Attention; Michael Stojsavljevich, Chief Executive Officer
Telephone Number: (928) 251 4044
Email Address: stoj11@hotmail.com

Copy to:

Carl P. Ranno, Esq.
Telephone Number:  (602) 493-0369
Email Address:  carlranno@cox.net

24.           Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto; provided, however, that such approval will not be unreasonably withheld.

25.           Confidentiality.

Any information, including but not limited to data, business information (including customer lists and prospects), technical information, computer programs and documentation, programs, files, specifications, drawings, sketches, models, samples, tools or other data, oral, written or otherwise, (hereinafter called “Information”), furnished or disclosed by one party to the other for the purpose of the contemplated transaction herein, will remain the disclosing party’s property until the Closing at which time all such Information will become the property of Buyer.  All copies of such Information in written, graphic or other tangible form must be returned to the disclosing party immediately upon written request if the transaction contemplated herein is not consummated.  Unless such Information was previously known to receiving party free of any obligation to keep it confidential, or has been or is subsequently made public by the disclosing party or a third party, it must be kept confidential by the receiving party, will be used only in performing due diligence pursuant to this Agreement, and may not be used for other purposes except upon such terms as may be agreed upon between Seller and Buyer in writing.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Buyer:		Gunner Gold, LLC a Delaware limited liability company

	By:	/s/ Lantson E. Eldred
Lantson E. Eldred, Manager

Seller:		Bonanza Goldfields Corporation a Nevada corporation

	By:	/s/ Michael Stojsavljevich
Michael Stojsavljevich, Chief Executive Officer

EXHIBIT A

BILL OF SALE OF ASSETS

BILL OF SALE OF ASSETS

Bonanza Goldfields Corporation, a Nevada corporation (“Seller”), hereby sells and conveys to Gunner Gold, LLC, a Delaware limited liability company (“Buyer”), those certain tangible and intangible assets (the “Assets”) to be transferred to Buyer pursuant to the terms of that certain Asset Purchase Agreement (“Agreement”), made and entered into as of July 29, 2013, by and among Bonanza Gold Fields, a Nevada corporation, and Gunner Gold, LLC, a Delaware limited liability company, and assigns the Assets to Buyer forever, free and clear of all liens and encumbrances other than those assumed by the Buyer in the Agreement.

Seller warrants and agrees to defend the title to all of the Assets for the benefit of Buyer and assigns against all persons.

IN WITNESS WHEREOF, Seller has signed and delivered this Bill of Sale to Buyer on July 30, 2013 at Palm Desert, California.

Bonanza Goldfields Corporation a Nevada corporation

By:	/s/ Michael Stojsavljevich
Michael Stojsavljevich, Chief Executive Officer

EXHIBIT B

LIST OF ACQUIRED ASSETS

Section 1. Acquired Assets

TOTAL = 1326.36 Acres

(1) Railroad land (to be acquired – purchase opportunity assigned to Buyer) = 768.36 acres*
(2) Patented Land = 123 acres
(3) BLM land = 435 acres

*Includes Assignment of Option to Acquire All Mineral Rights on 768.36 Acres of Railroad Land from Tonaquint, Inc., License to Conduct Mining Operations Commencing on the Closing Date, Granted by Tonaquint, Inc. to Buyer, and Grant Deed in recordable form conveying all mineral rights on the Railroad Land to the Buyer, to be released to the Buyer from the Richardson & Associates trust account and recorded on the appropriate public record upon payment by the Buyer to Tonaquint, Inc. of the $125,000 of Assumed Liabilities relating specifically to the Railroad Land, as described in Exhibit C of the Agreement.
______________________________________________________________________________

Railroad Land Mineral Rights (to be acquired for $125,000 pursuant to assigned purchase opportunity)
The following described mineral rights to certain property in Yavapai County, Arizona:
(A) All the remaining mineral rights in the Southwest Quarter (SW¼) of the Southwest Quarter (SW¼), and the North Half (N½) of the Southeast Quarter (SE¼) of the Southwest Quarter (SW¼) of Section 5, Township 10 North, 6 West, Gila & Salt River Base and Meridian in Yavapai County, containing approximately 60 acres.
(B) All the remaining mineral rights in the  South Half (S½) of the North Half (N½) of the Northeast Quarter (NE¼), the South Half (S½) of the Northeast Quarter (NE¼), the South Half (S½) of the Northwest Quarter (NW¼), the Northwest Quarter (NW¼) of the  Northwest Quarter (NW¼), the South Half (S½) of the Northeast Quarter (NE¼) of the Northwest Quarter (NW¼), the North Half (N½) of the North Half (N½) of the Southwest Quarter (SW¼), and the Southeast Quarter (SE¼) of Section 8, Township 10 North, Range 6 West, Gila & Salt River Base and Meridian in Yavapai County, containing approximately 460 acres.
(C) All the remaining mineral rights in Lot 1, the North Half (N½) of the Southeast Quarter (SE¼), the Southwest Quarter (SW¼) of the Southeast Quarter (SE¼) excluding Mineral Survey 3523, the Southeast Quarter (SE¼) of the Southwest Quarter (SW¼) and the North Half (N½) of the Southwest Quarter (SW¼) of Section 9, Township  10 North, Range 6 West, Gila & Salt River Base and Meridian in Yavapai County, containing approximately 248.36 acres.
Total Acres: 768.36

Patented mining claims leased (123 acres):

Seller has also leased 140 acres of patented land (7 patented lode mining claims) from Judgetown LLC for 2 years beginning on January 15, 2013. Lease payments are $50,000 per 3 month period in year 1 and $25,000 per 3 month period in year 2. The patented claims are in Yavapai County, Arizona and are named: the Lincoln, Granite Reef, Granite Reef Extension, Prescott, State, Dakota, and Planet Mier claims (140 acres).  Lessee has the option to purchase the land and the claims for the sum of $1,500,000 during the term of the lease, with all rental payments made to apply to the purchase price.  The Buyer will only assume these leases if Judgetown LLC agrees to modify the lease term and payment schedules to allow the Buyer to pay $5,000 a month during each calendar year plus $50,000 installment payments on December 31 of each year until the remaining $250,000 of lease payments are made. The lease term would have to be extended to accommodate the new payment schedule.
Total Patented Mining Claims (Private Land) = 140 acres.

Acquired Assets (Continued)

Unpatented BLM claims (435 acres):

435 acres of BLM land in Sections 9, 10, 15, and 16, Township 10 North, Range 6 West, Gila and Salt River Base Meridian, Yavapai County, West-Central Arizona.

Seller holds 30 contiguous unpatented lode mining claims (DCM 1-24, DCM 6 Extension, DCM 12 Extension, and Hawk 1-4) which cover approximately 435 acres in Sections 9, 10, 15, and 16, T10N, R6W, G&SRM.
The unpatented lode mining claims have been recorded with the Yavapai County Recorder's Office in Prescott, Arizona and the United States Bureau of Land Management (BLM) in Phoenix, Arizona.

The claims are more specifically described as follows:
Bonanza Goldfields Corporation Tarantula Project, Unpatented Lode Mining Claims
(Approximately 435 Acres of BLM land)
Claim Name Book/Page
(Yavapai County Recorder's Office)
AMC Number
(BLM Serial Number)
DCM 1 4836 920 411442
DCM 2 4836 921 411443
DCM 3 4836 922 411444
DCM 4 4836 923 411445
DCM 5 4836 924 411446
DCM 6 4836 925 411447
DCM 6 Extension 4845 317 412202
DCM 7 4836 926 411448
DCM 8 4836 927 411449
DCM 9 4836 928 411450
DCM 10 4836 929 411451
DCM 11 4836 930 411452
DCM 12 4836 931 411453
DCM 12 Extension 4845 316 412203
DCM 13 4836 932 411454
DCM 14 4836 933 411455
DCM 15 4836 934 411456
DCM 16 4836 935 411457
DCM 17 4836 936 411458
DCM 18 4836 937 411459
DCM 19 4836 938 411460
DCM 20 4836 939 411461
DCM 21 4836 940 411462
DCM 22 4836 941 411463
DCM 23 4836 942 411464
DCM 24 4836 943 411465
Hawk 1 4836 944 411466
Hawk 2 4836 945 411467
Hawk 3 4836 946 411468
Hawk 4 4836 947 411469

The DCM 1-18 and DCM 6 Extension and DCM 12 Extension lode
mining claims are located in Section 10, T10N, R6W; the DCM 19-24 lode mining claims are located in Section 15, T10N, R6W; and the Hawk 1-4 lode mining claims are located in Section 16, T10N, R6W, G&SRM.

Yukon Washplant Double Duplex and Cleaning Table – Goldfields International – Yukon 25

Section 2. Retained Assets and Retained Liabilities

The Hull patented lode mining claim – 20 acres.

Buyer shall assume only the obligation to make up to 24 monthly interest payments of $2,500 per month on the Seller’s behalf on the outstanding $250,000 principal balance of the promissory note payable by Seller to Freedom Boat, LLC, which bears simple interest of the rate of 12% per annum.  Buyer will commence such monthly payments on October 1, 2013 for the month of September and continue on the first day of each successive month for 23 more months. Notwithstanding anything else herein to the contrary, Buyer’s obligation to pay the monthly interest payments on the note payable to Freedom Boat, LLC will be reduced or elimanted to the extent that Buyer makes distributions of profits to Seller that are sufficient to pay the interest on the Freedom Boat LLC note.  When said profit distributions are sufficient for Seller to make those monthly interest payments, Buyer shall no longer have the obligation to make the Freedom Boat LLC interest payments.

Investor notes:
a.	$50,000 note to Charles Chapman
b.	$25,000 note to Dr. Linh Nguyen
c.	$51,000 note to Venture Capital International
d.	$52,000 note to Advantage Systems Enterprises Limited
e.	$15,000 note to Strategic Relations Consulting Inc.

Any amounts payable to Scott Geisler by the Seller or any of its affiliates.

Seller shall also retain any other liabilities not identified as Assumed Liabilities in Exhibit C of this Agreement.

EXHIBIT C

LIST OF ASSUMED LIABILITIES
Assumed Liabilities

Purchase Money Opportunity

$125,000 purchase price for mineral rights acquisition on 768.36 acres of Railroad Land referenced in Exhibit B to the Agreement, payable by Buyer to Tonaquint, Inc. at the rate of $12,500 per month for ten (10) months commencing a date 60 days after the Closing Date and payable every 30 days thereafter until paid in full.

Land Lease Payments

$50,000 each three month period (commencing on January 15, 2013) during 2013 and $25,000 each three month period during 2014 for lease payments payable to Judgetown LLC for mining leases on 140 acres of private land.  The Seller did not make the second $50,000 payment due on May 15, 2013, causing a default on this lease. The Buyer will only assume these leases if Judgetown LLC agrees to modify the lease term and payment schedules to allow the Buyer to pay $5,000 a month during each calendar year plus $50,000 installment payments on December 31 of each year until the remaining $250,000 of lease payments are made. The lease term would have to be extended to accommodate the new payment schedule.

Accounts Payable
$103,000 of accrued legal fees.  Buyer will pay this amount at the rate of $5,000 per month commencing on the last day of the month following the month of the Closing Date.

$18,000 in fees to Transfer Agent, Auditor, and Edgarizer (Transfer Online, GBH CPA’s and Issuers Direct) to be paid at the Closing.

$275,000 debt payable to Tonaquint, Inc., payable on a date thirty (30) days after the Closing Date.

Up to 24 monthly payments of accrued interest of $2,500 each on the $250,000 promissory note payable by the Seller to Freedom Boat, LLC, bearing simple interest at the rate of 12% per annum, subject to the terms, conditions and limitations set forth in Exhibit B (Acquired Assets) of this Agreement.

EXHIBIT D

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM,
DATED JULY 29, 2013 (DRAFT)
WITH AMENDED AND RESTATED OPERATING AGREEMENT

GUNNER GOLD, LLC, A DELAWARE LIMITED